LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of February 12, 2020.

BETWEEN:
NEWDENE GOLD INC.

(the “Borrower”)
AND:
FLORA GROWTH CORP.

(the “Lender”)

WHEREAS the Borrower has requested, and the Lender has agreed to provide a non-revolving term loan facility to the Borrower in a maximum principal amount of USD$1,000,000 (the “Loan”) on the terms and conditions of this Loan Agreement.

NOW THEREFORE this Loan Agreement witnesses that in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

1.	Definitions

In this Loan Agreement, unless something in the subject matter or context is inconsistent therewith:

“Advance” has the meaning ascribed to it in Section 2 below.

“Business Day” means a day on which banks are open for business in Toronto, Ontario but does not in any event include a Saturday or a Sunday.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

“Event of Default” shall have the meaning ascribed to such term in Section 13.

“Maturity Date” has the meaning ascribed to it in Section 5 herein.

2. Availability

2.1 Unless otherwise agreed to by the Lender and the Borrower, and subject to the terms and conditions of this Loan Agreement, the Loan shall be advanced by way of one single advance (the “Advance”) on the date hereof from the Borrower to the Lender (the “Closing Date”), in an amount equal to USD$1,000,000 to the following account:

Beneficiary – Newdene Gold Inc.
Beneficiary Address – 65 Queen Street West, Suite 805, Toronto, Ontario M5H 2M5
Bank name: Royal Bank of Canada
Bank Address: 200 Bay Street Main Floor, Toronto, Ontario, Canada
Account Details:
Bank # - XXX
Transit # - XXXXX
Account # - XXXXXXX

4. Principal and Interest

4.1	The Borrower shall pay to the Lender interest on all amounts outstanding under the Loan at the rate of 6.0% per annum calculated in arrears and payable on the Maturity Date (as defined below).
4.2         All amounts outstanding under the Loan shall be repaid in full on the Maturity Date.

5. Maturity

The outstanding amount of all obligations of the Borrower to the Lender hereunder shall become due and payable in full on the date which is six (6) months following the Closing Date (the “Maturity Date”).

6.	Prepayment

         The Borrower may prepay the whole, or from time to time, any part of the amounts outstanding under the Loan at any time without penalty.

7. Security

As security for all present and future indebtedness of the Borrower to the Lender hereunder, the Borrower shall deliver or caused to be delivered to the Lender a securities pledge agreement in favour of the Lender creating a security interest in 2,000,000 common shares in the capital of the Lender owned by the Borrower (the “Security”) and pledging such shares to the Lender.

8. Representations and Warranties

To induce the Lender to advance the Loan to the Borrower on the terms herein contained, the Borrower hereby represents and covenants to the Lender that:

(a)
the Borrower is a validly existing company under the laws of the Province of Ontario and has all requisite power and authority to own its assets and to carry on its business as such business is presently carried on;

(b)
the Borrower has full power, capacity, authority and legal right to borrow in the manner and on the terms and conditions set out in this Loan Agreement, and has full power, capacity, authority and legal right to execute and deliver this Loan Agreement and the Security and to do all such acts and things as are required to be done, observed and performed in accordance with the terms of this Loan Agreement and of the Security;

(c)
all corporate acts and proceedings on the part of the Borrower, necessary to authorize the execution, delivery and performance of this Loan Agreement and the Security has been duly taken by the Borrower, and this Loan Agreement and the Security have been or will be duly executed and delivered by the Borrower, and constitute or will constitute valid and legally binding agreements of the Borrower, enforceable against it in accordance with the terms thereof;

(d)
the execution and delivery of this Loan Agreement and the Security and the performance of or compliance with their terms will not result in a breach or constitute a default under, or require any consent under the terms or conditions of any agreement or instrument to which the Borrower is a party or by which the Borrower is bound;

(e)
the Borrower is not in default under any agreement or instrument to which it is a party and which default would materially adversely affect the ability of the Borrower to observe and perform its obligations hereunder; and

(f)
there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting it or any of its undertakings and assets, at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Borrower and which could, if determined adversely, materially and adversely affect the ability of the Borrower to perform any of its obligations under this Loan Agreement and the Security and the Borrower is not in default with respect to any law, regulation, order, writ, judgment, injunction or award of any competent government, commission, board, agency, court, arbitrator or instrumentality which would have such an effect.

9.	Payment Dates

If the date upon which any payment hereunder is required to be done or made falls on a day which is not a Business Day, then such act or payment shall be performed or made on the following Business Day.  All payments required to be made hereunder which are received by the Lender after 11:59 p.m. (Toronto time) will be deemed for all purposes of this Loan Agreement to have been received by the Lender on the next Business Day.

10.	Conditions Precedent

The obligation of the Lender to advance the Loan to the Borrower is subject to the following, it being understood that these conditions precedent are for the exclusive benefit of the Lender:

(a)	the Borrower shall have executed and delivered this Loan Agreement and the Security to the Lender; and

(b)	the Borrower shall have delivered to the Lender such other information and documents as the Lender may reasonably request.

11.	Affirmative Covenants

So long as any amount payable hereunder is outstanding, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing:

(a)	the Borrower shall duly and punctually pay the Loan and all interest in the manner specified hereunder;

(b)
the Borrower shall maintain its existence, as applicable, in good standing and do or cause to be done all things necessary to keep in full force and effect all properties, rights, franchises, licences and qualifications to carry on business in any jurisdiction in which it carries on business and it shall maintain all of its properties and assets consistent with industry standards;

(c)
the Borrower shall do or cause to be done all acts necessary or desirable to comply with all material applicable federal, provincial, regulatory and municipal laws, requirements or standards, and to preserve and keep in full force and effect all material regulatory requirements, franchises, licences, rights, privileges and permits necessary to enable the Borrower to operate and conduct its business in accordance with standard industry practice and to advise the Lender of any anticipated changes, loss or sale of such material franchises, licences, rights, privileges and permits; and

(d)
the Borrower shall deliver to the Lender, forthwith upon becoming aware of any default in the performance of any covenant, agreement or condition contained in this Loan Agreement or the occurrence of an Event of Default, a certificate of an officer of the Borrower, specifying such default or defaults or such event.

12.	Negative Covenants

So long as any amount payable hereunder is outstanding, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing:

(a)	the Borrower shall not pay distributions or dividends on any shares or pay any amount to redeem, reduce, purchase or retire in any manner any shares;
(b)	the Borrower shall not repay any shareholder or related party loans or make any payments to management, other than in the ordinary course of business;
(c)	the Borrower shall not pledge or dispose of its assets other than in the ordinary course of business;
(d)	the Borrower shall not liquidate, dissolve or wind-up; or
(e)	the Borrower shall not permit Control of the Borrower to change from the persons that Controls the Borrower as at the date hereof.

13.	Events of Default

Any one or more of the following events shall constitute an event of default of this Loan Agreement (an “Event of Default”):

(a)	if the Borrower defaults in payment of:
(i)	the principal of the Loan when due;
(ii)	any interest or fee payable herein when due and payable; or
(iii)	any other amount not specifically referred to herein payable by the Borrower hereunder when due and payable;
provided that the Borrower shall have ten (10) Business Days to cure any such failure to pay;

(b)	if any of the Security shall cease to be a valid security interest in the assets charged thereby, provided that the Borrower shall have ten (10) Business Days to cure any such default;
(c)
failure by the Borrower to perform or observe any of its covenants, conditions or agreements to be performed by it in or breach of any term of this Loan Agreement or the Security, provided that the Borrower shall have thirty (30) Business Days to cure any such default

(d)
if any representation or warranty made by the Borrower in this Loan Agreement or in any certificate or other document at the time of the Advance hereunder shall prove to have been incorrect or misleading in any material respect on and as of the date thereof, provided that the Borrower has thirty (30) days to cure any such default;

(e)
if a decree or order of a court of competent jurisdiction is entered adjudging the Borrower a bankrupt or insolvent or approving as properly filed a petition seeking the winding-up of the Borrower under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against, or against any substantial part of the assets of the Borrower or ordering the winding up or liquidation of its affairs;

(f)
if the Borrower becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition; and

(g)
if proceedings are commenced for the dissolution, liquidation or winding-up of the Borrower for the suspension of the operations of the Borrower unless such proceedings are being actively and diligently contested in good faith.

14.	Remedies Upon Default
Upon the occurrence of an Event of Default and at any time thereafter, provided that the Borrower has not remedied any such outstanding Event of Default, as applicable, the Lender may, in its discretion, by notice to the Borrower, declare this Loan Agreement to be in default.  At any time thereafter, while the Borrower has not remedied all outstanding Events of Default, the Lender may, in its discretion, exercise any of the following remedies:

(a)
declare the then outstanding balance of the Loan, interest, costs and all moneys owing by the Borrower and all liabilities of the Borrower hereunder to be immediately due and payable and such moneys and liabilities shall forthwith become due and payable without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived; and

(b)	exercise any or all of its remedies under the Security.
No remedy herein conferred on the Lender is intended to be exclusive and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

15.	Currency
All payments hereunder shall be made in lawful money of the United States and may be made by bank draft, certified cheque or any other form of payment acceptable to the Lender payable at par at Toronto, Ontario on or before 12:00 p.m. on the due date.

16.	Assignment
The Borrower will not, without the prior written consent of the Lender, assign any of its rights under this Loan Agreement.  The Lender may assign, in whole or in part, its rights under this Loan Agreement upon notice to the Borrower and without the consent of the Borrower.

17.	Enurement

This Loan Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

17.	Further Assurances

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be reasonably necessary to implement and carry out the intent of this Loan Agreement.

19.	Governing Law

This Loan Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario which shall be deemed to be the proper law hereof.  The parties hereby irrevocably attorn to the non-exclusive jurisdictions of the courts of the Province of Ontario sitting in the city of Toronto.

20.	Notice
Any notice or communication to be given hereunder may be effectively given by delivering the same at the addresses hereinafter set forth or by sending the same by electronic mail to the parties at the email addresses noted below.  Any email notice shall be deemed to have been received on the date sent (unless the sender receives a delivery failure message) if sent during business hours on a Business Day and, if not, on the Business Day following the date sent (unless the sender receives a delivery failure message).  The delivery and email addresses of the parties for the purposes hereof shall be as follows:

if to Borrower:

Newdene Gold Inc.
800 – 65 Queen Street West
Toronto, ON M5H 2M5

Attention: Kam Gill
Email: kgill@forbesmanhattan.com

if to the Lender:

Flora Growth Corp.
65 Queen Street West, Suite 800
Toronto, Ontario M5H 2M5

Attention: Damian Lopez
Email: damian.lopez@floragrowth.ca

21.	Maximum Rate

The Borrower acknowledges and agrees that the payment of interest and any bonus and further consideration to the Lender is a fair payment based on the business terms of the Loan.  The Borrower and the Lender acknowledge and agree that it is their express intention and desire that in no event shall the total payment to the Lender whether for interest, fees, additional consideration or otherwise exceed the maximum payment permitted under Section 347 of the Criminal Code, R.S.C., 1985 c. C-46, as amended, and the parties further acknowledge and agree that notwithstanding any other terms or conditions of this Loan Agreement or the Security, the interest payable on the credit advanced under this Loan Agreement (as “interest” and “credit advanced” are defined in Section 347 of the Criminal Code, R.S.C., 1985 c.C-46, as amended) shall not exceed an effective annual rate of interest of 60.0% calculated in accordance with generally accepted actuarial practices and principles.  If the Borrower would, but for this clause, be obligated to pay interest on the credit advanced under this Loan Agreement at a criminal rate (as “interest” “credit advanced” and “criminal rate” are defined in Section 347 of the Criminal Code, R.S.C., 1985 c. C-46, as amended), the interest payable on the credit advanced under this Loan Agreement shall be reduced to an effective annual rate of 60.0%, calculated in accordance with generally accepted actuarial practices and principles, firstly by reducing the amount of interest payable to the Lender, secondly (if required) by crediting any remaining excess that has been paid towards prepayment of the Loan, and thirdly (if required) by returning to the Borrower upon demand therefor any overpayment that may remain after such crediting.

22.	Severability

Should any part of this Loan Agreement be declared or held invalid for any reason, such invalidity shall not affect the validity of the remainder which shall continue in force and effect and be construed as if this Loan Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties hereto that this Loan Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

[signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Loan Agreement on the 12th day of February, 2020.

BORROWER

NEWDENE GOLD INC.
by its authorized signatory:

Per: /s/ Kam Gill
Kam Gil
President

LENDER

FLORA GROWTH CORP.
by its authorized signatory:

Per: /s/ Fred Leigh

Fred Leigh
Director